Exhibit 5.1

[CLEARY GOTTLIEB STEEN & HAMILTON LLP LETTERHEAD]

Writer's Direct Dial: (212) 225-2864 E-Mail: jkarpf@cgsh.com

January 16, 2007

J. Crew Group, Inc.

770 Broadway

New York, New York 10003

Ladies and Gentlemen:

We have acted as counsel to J. Crew Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (No. 333-139890) (the “Registration Statement”) filed with the Securities Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale by the Selling Stockholders (as defined below) of shares of the Company’s Common Stock, par value $.01 per share (the “Securities”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Certificate of Incorporation of the Company, included as Exhibit 3.1 to the Registration Statement; and

(c)	the form of underwriting agreement by and among the Company, the Selling Stockholders named therein (the “Selling Stockholders”), Goldman, Sachs & Co. and Bear, Stearns & Co. Inc., as representatives of the underwriters named therein, included as Exhibit 1.1 to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other

J. Crew Group, Inc., p. 2

persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Jeffrey D. Karpf
Jeffrey D. Karpf, a Partner